FOR IMMEDIATE RELEASE

Contact:  Carol DiRaimo,
          Vice President of Investor Relations
          (913) 967-4109

     Applebee's International Reports November Comparable Sales

OVERLAND PARK, KAN., November 28, 2005 -- Applebee's International, Inc. (Nasdaq:APPB) today reported comparable sales for the four-week period ended November 20, 2005.

     System-wide comparable sales increased 0.7 percent for the November period, and comparable sales for franchise restaurants increased 1.4 percent. Comparable sales for company restaurants decreased 1.4 percent, reflecting a decrease in guest traffic of 4.5 to 5.0 percent, combined with a higher average check, which includes the impact of a menu price increase of approximately 1.0% taken in the middle of the month. The company noted continued weakness in its Midwest and New England markets.

     System-wide comparable sales for the quarter-to-date period through November (eight weeks) have increased 0.4 percent, with franchise restaurant comparable sales up 1.0 percent and company restaurant comparable sales down 1.4 percent.

     Applebee's International, Inc., headquartered in Overland Park, Kan., develops, franchises and operates restaurants under the Applebee's Neighborhood Grill & Bar brand, the largest casual dining concept in the world. As of November 20, 2005, there were 1,785 Applebee's restaurants operating system-wide in 49 states and 14 international countries. Additional information on Applebee's International can be found at the company's website (www.applebees.com).

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